Exhibit 99.1

SEATTLE--(BUSINESS WIRE)--Josh Jacobs, a veteran leader in monetizing digital media platforms and the one-time CEO of Accuen Media, is joining new media and publisher platform Maven (MVEN) in a full-time officer role and will serve as executive co-chair as a new member of the board of directors. As Maven debuts its platform this week, Jacobs will lead Maven’s advertising platforms and partnerships, and, with founder and CEO James Heckman, oversee corporate strategy and product vision for the new publicly traded digital media company.

“Josh is a true pioneer with a remarkable record building innovative platforms and strategies on a global scale, first as an engineer, and for the last 17 years as a senior executive operating and scaling major media and advertising brand initiatives,” said Heckman. “I learned to admire and respect his vision and tenacity when I was at Yahoo!, working together on a market-changing project and I’m thrilled to partner again.

“He is one of a handful of people who built the global programmatic media-buying industry, which is a key part of Maven’s monetization strategy,” Heckman added. “We’re thrilled to have him on board and his addition is another example of the dream team we’ve pulled together.”

Jacobs believes Maven is an innovative and timely entry in the marketplace.

“Given my background working with publishers and agencies, it was easy to see how impressive the plan for Maven is, and how the platform and business model is a revolutionary and needed solution for elite content creators looking for a sustainable future,” he said.

“Today’s marketer needs true consumer attention, and passion-driven media creates high-value audiences, with real scale. Maven’s technology platform makes it easy for us to produce the inventory and engagement that is becoming increasingly scarce,” he added.

Jacobs most recently served as president of services at Kik Interactive, one of the world’s largest messaging apps. Prior to Kik, he served as global CEO of Accuen Media, Omnicom’s media-buying platform, and president of the Omnicom Media Group. At Accuen he led Omnicom’s programmatic media-buying business, creating a premier, data-driven, media-buying solution for global clients.

Previously, Jacobs served as SVP of advertising products and global marketing at Glam (Mode) Media, and VP/GM of marketing and technology at Yahoo!

Maven is an expert-driven, group media network, whose innovative platform serves, by invitation-only, a coalition of professional, independent channel partners. By providing broader distribution, greater community engagement and efficient advertising and membership programs, Maven enables partners to focus on the key drivers of their business: creating, informing, sharing, discovering, leading and interacting with the communities and constituencies they serve. For more information, visit themaven.net.

Based in Seattle, Maven is publicly traded under the ticker symbol MVEN. Key members of the team include former senior executives and veteran engineers from Google, Microsoft, Amazon, News Corp, Yahoo!, Rivals.com, Scout, thePlatform and the NFL, including digital media pioneers James Heckman, Josh Jacobs and Ross Levinsohn, and technology innovators Bill Sornsin and Ben Joldersma.

Contacts

Maven
Gretchen Bakamis, 206-715-6660